Exhibit 10.27

ADDENDUM
to

SHAREHOLDERS’ AGREEMENT

THIS ADDENDUM to SHAREHOLDERS’ AGREEMENT (“Addendum”) dated on June 3, 2013 is made by and between;

(1)	REEBONZ PTE LTD (Company Registration No. 200909470E), a company duly incorporated under the laws of Singapore having its registered office at 21 Tai Seng Street, #04-00 Charles & Keith Building, Singapore 534166 (“Reebonz Singapore”);

(2)	ISE COMMERCE INC., a company duly incorporated under the laws of the Republic of Korea (“Korea”) having its registered office at 5th Floor, Saman Building, 78 Samsung-dong, Gangnam-gu, Seoul 135-090, Korea (“ISE”);

(3)	REEBONZ KOREA CO., LTD., a company duly incorporated under the laws of Korea having its registered office at 5th Floor, Saman Building, 78 Samsung-dong, Gangnam-gu, Seoul 135-090, Korea (the “Company”); and

(4)	Mr. Donggu Ha, a Korean citizen (National Resident ID No.: 771222-1852528) residing at Hillstate 116-704, Samsung2-dong, Gangnam-gu, Seoul 135-877, Korea (the “Founder”, and together with Reebonz Singapore and ISE Commerce, the “Existing Shareholders”).

Reebonz Singapore, ISE, the Company and the Founder are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)	The Existing Shareholders are, as of the Effective Date, the legal and beneficial owners of all of the issued and outstanding shares of the Company;

(B)	The Company has, as of the Effective Date, authorized capital stock of 40,000 common shares with a par value of 5,000 Korean Won per share plus 45,000 Korean Won for additional paid in capital per share, of which 20,000 common shares are issued and outstanding; and

(C)	ISE shall raise additional equity capital with a value of 1,000,000,000 Korean Won, and Reebonz Singapore raise additional equity capital with a value of 1,100,000,000 Korean Won as of the effective Date

(D)	The Parties wish to enter into this Addendum to set forth the managerial, corporate governance, financial and other arrangements agreed among them in relation to their participation in the Company and the manner in which the affairs of the Company will be determined and regulated

(E)	The Parties agree that this Addendum shall take priority against SHAREHOLDERS AGREEMENT executed by and among REEBONZ PTE LTD, ISE COMMERCE CO., LTD., and MR. Donggu HA dated on 2012. 05. 23 (“Original Agreement”) and the Parties shall succeed in all terms and conditions of the Original Agreement without any conflict.

(F)	This Addendum shall be in full effect regardless of any merger and acquisition between the Company and Club Venit Co. LTD. (“Club Venit”) and the existing shareholders of Club Venit shall abide by the terms and conditions of this Addendum and the Original Agreement. In the event that the existing shareholders of Club Venit fail to abide by the terms and conditions of this Addendum and the Original Agreement, the ISE and the Founder shall reimburse all costs, expenses, damages and/or claims incurred by existing shareholders of Club Venit due to such failure.

NOW, THEREFORE, the Parties agree as follows;

Article 1. PREEMPTIVE RIGHTS (replace Article 4 of 4.3 of the Original Agreement in entirety)

At any time after the date of this Addendum in full effect until the date of the twenty fourth (24th) month anniversary thereof, any Party may make a call for additional equity capital (each, a “Capital Call”). Upon a Capital Call, the Parties are obligated to make additional capital contributions to achieve up to two (2) billion Korean Won in proportion to their respective Shareholding Ratio; provided that each Party’s respective Shareholding Ratio may change upon the Founders’ exercise of the Success Option or Reebonz Singapore’s exercise of the Buyout Option pursuant to Section 25 herein.

Article 2. BOARD OF DIRECTORS AND MANAGEMENT (replace Article 7 of the Original Agreement in entirety)

1.	Number of Directors; Statutory Auditor

The Board shall consist of no more than seven (7) Directors. Reebonz Singapore shall be entitled to designate four (4) directors, ISE shall be entitled to designate two (2) directors, and the Founder shall be entitled to designate one (1) Director. One (1) statutory auditor shall be elected at a general meeting of the Shareholders. The statutory auditor shall have the right to attend meetings of the Board

Article 2. DEFAULT SALE OF SHARES (replace Article 16.4 of the Original Agreement in entirety)

Two independent accountants or renowned independent investment banks, in making their preparation of the Company’s financial statements and determination of the Default Sale Price, will act as experts and not as arbitrators and will determine in writing what in their opinion is the fair market value of the Default Sale Shares on the date the Default Sale Notice was deemed to have been served pursuant to Section 16.1, on the following assumptions:

Article 3. BUYBACK OPTION (replace Article 25 of the Original Agreement in entirety)

1.	The “Performance Targets” shall mean, collectively, the following three (3) performance targets: (i) monthly Gross Merchandise Sales after refund (the “GMS”) of the Company is equal or more than 1.5 billion Korean Won (the “First Performance Target”); (ii) the monthly GMS is equal or more than to 2.5 billion Korean Won (the “Second Performance Target”); and (iii) the monthly GMS is equal or more than 4.0 billion Korean Won and full year ended 31 December 2015 Net loss before tax based on Audited Accounts Profit and Loss Formula of less than 0.5 billion Korean Won (the “Third Performance Target”).

2.	Success Option.

i.	The Founders shall have the option to purchase Shares From Reebonz and ISE (the “Success Option”) as follows:

1.	If the First Performance Target is satisfied prior to 31st December 2013, the Founders shall have the option to purchase 1.3% of the issued and outstanding Shares of the Company held by Reebonz Singapore and 1.3% of the issued and outstanding Shares of the Company held by ISE.

2.	If the Second Performance Target is satisfied prior to 31st December 2014, the Founders shall have the option to purchase 1.3% of the issued and outstanding Shares of the Company held by Reebonz Singapore and 1.3% of the issued and outstanding Shares of the Company held by ISE.

3.	If the Third Performance Target is satisfied prior to 31st December 2015, the Founders shall have the option to purchase 1.3% of the issued and outstanding Shares of the Company held by Reebonz Singapore and 1.3% of the issued and outstanding Shares of the Company held by ISE.

ii.	The Founders may exercise the Success Option, by providing a written notice to Reebonz Singapore and ISE, within five (5) days from the date that the Founders become aware that a Performance Target is met; provided that the closing of the Transfer of the Shares shall occur no later than the tenth (10th) day of the calendar month immediately following the month during which such notice was sent.

iii.	The exercise price per Share of the Success Option shall be the average purchase price per Share that the Founders paid for the Shares that they own plus ten percent (10%) of the total amount that the Founders paid for the Shares they own, calculated at an annual compounding rate

3.	Buyout Option. The Buyout Option as in the Original Agreement shall be null and void.

Article 3. MONTHLY MANAGEMENT FEES (replace Article 28 of the Original Agreement in entirety)

The Management Fees as in the Original Agreement shall be null and void. Provided however, direct costs incurred by Reebonz Singapore for the Company may be charged by entering into a separate agreement or corresponding through emails.

Article 4. ASSIGNMENT OF CONTRACT

None of the Parties shall have the right to assign any of their rights or obligations under this Agreement except in connection with a transfer permitted hereunder. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective permitted successors and assigns.

In the event of merger between the Company and Club Venit, the Shareholders Agreement and this Addendum to Shareholders’ Agreement will be assigned to the merged entity.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized signatories as of the Effective Date.

SIGNED BY
Mr. Samuel Lim
for and on behalf of
REEBONZ PTE LTD	/s/ Samuel Lim
in the presence of:	Samuel Lim

/s/ David Chah
David Chah

SIGNED BY
Mr. Eungsu Kim
for and on behalf of
ISE Commerce INC.	/s/ Eungsu Kim
in the presence of:	Eungsu Kim

/s/ Numok Kwan
Numok Kwan

SIGNED BY
Mr. Donggu Ha
in the presence of:	/s/ Doggu Ha
Doggu Ha
/s/ Jiwong Chung
Jiwong Chung

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